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Press Release                          Contact       Martha A. Buckley
                                                     Foamex International Inc.
                                                     (610) 859-2952

FOR IMMEDIATE RELEASE



                    FOAMEX INTERNATIONAL TO ACQUIRE ASSETS OF
                            GENERAL FOAM CORPORATION


     LINWOOD,  PENNSYLVANIA,  July 9, 2001 - Foamex  International Inc. (Nasdaq:
FMXI), the leading manufacturer of flexible polyurethane and advanced polymer foam products, announced today that it had signed an agreement to acquire certain assets of General Foam Corporation (GFC), a manufacturer of polyurethane foam products for the automotive, industrial and home furnishings markets. GFC had revenues of nearly $100 million last year.

     "Foamex has grown historically through acquisition," noted Foamex Chairman Marshall S. Cogan. "Strategic acquisitions that have significant synergies with our existing businesses continue to be an important component of our growth."

     John Televantos, President and Chief Executive Officer of Foamex, said, "The GFC transaction is consistent with our acquisition strategy. General Foam is a quality manufacturer with a strong reputation for customer service and a commitment to technology. This acquisition strengthens our automotive, technical products and foam products businesses and expands our product and service offerings to our customers."

     The transaction, which is subject to approval by Foamex's lenders and certain other conditions, is expected to close by the end of July 2001.

                                    - more -
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     Foamex,  headquartered  in Linwood,  Pennsylvania,  is the world's  leading producer of comfort cushioning for bedding, furniture, carpet cushion and automotive markets. The company also manufactures high-performance polymers for diverse applications in the industrial, aerospace, electronics and computer industries as well as filtration and acoustical applications for the home. Revenues for 2000 were $1.3 billion.

     For more information visit the Foamex web site at http://www.foamex.com.

     This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company believes the assumptions underlying the forward-looking statements, including those relating to synergies and closing conditions, are reasonable. However, any of the assumptions could be inaccurate, and therefore there can be no assurance that the forward-looking statements contained in this release will prove to be accurate. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Furthermore, the Company disclaims any obligation or intent to update any such factors or forward-looking statements to disclaim future events and developments.

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